EXHIBIT 99.1

News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Q1 Results;
Board of Directors Authorizes $150 Million Stock
Repurchase Program

Q2 and Full Year Outlook In-Line with Analyst Consensus

Ann Arbor, Mich., May 20, 2003--Borders Group Inc. (NYSE: BGP) today reported results for the fiscal first quarter of 2003, which ended April 27. Consolidated sales were approximately even with the prior year at $751.4 million while the company posted a net loss of $4.8 million or $0.06 cents per share for the period.

“We remain focused on managing our business from an expense and investment standpoint within a challenging sales environment,” said Borders Group Chief Executive Officer Greg Josefowicz. “While we don’t envision a dramatic sales recovery, today’s trends reflect a modest improvement from the first quarter that we expect will build throughout the remainder of the year.”

Consolidated Results

Borders Group achieved consolidated sales of $751.4 million for the first quarter, flat with the prior year. For the first quarter, the company recorded a net loss of $4.8 million, compared to net income of $3.9 million in 2002. Gross margin as a percent of sales declined in the first quarter to 25.1% from 26.5% due to a loss of leverage in fixed occupancy costs resulting from comparable store sales declines. Product margins as a percent of sales were flat for the period compared to a year ago. SG&A as a percent of sales increased to 25.6% from 25.2% in the first quarter as expense controls could not offset the impact of comparable store sales declines.

The company’s balance sheet remains strong. Inventory productivity was maintained despite the sales weakness as the company’s investment in inventory was down slightly from 2002, while consolidated sales for the quarter remained flat and total square footage increased 7.4%. For the fiscal year to date, the company has repurchased stock totaling $17.2 million.

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Borders Group Q1 `03--2

Borders Superstores

Borders Group opened eight new Borders stores in the U.S. during the first quarter, ending the period with 412 total domestic locations. First quarter sales at Borders superstores were $521.5 million, an increase of 0.6% over the same period in 2002. Comparable store sales for Borders declined 5.0% for the first quarter resulting from reduced customer traffic, which affected all product categories. Stronger performing categories included DVD and Gifts and Stationery. Net income declined 57.1% for the first quarter to $4.8 million.

International

During the first quarter, the company opened three new overseas Borders locations, ending the period with a total of 33 international Borders stores and 36 Books etc. stores in the U.K. Total International segment sales for the first quarter were $79.6 million — a 25.9% increase — which benefited from a weaker U.S. dollar. For the quarter, EBITDA (see “Segment Financial Information” attached) increased by $0.7 million to $0.3 million. The net loss declined to $4.2 million due to improving gross margin and SG&A ratios.

Waldenbooks

Waldenbooks generated first quarter sales of $150.3 million, down 11.6% from a year ago. Comparable store sales at Waldenbooks declined 8.8% for the first quarter. Net income in the segment declined 64.3% for the period to $0.5 million. Borders Group closed six under-performing Waldenbooks stores in the first quarter, ending the period with 774 locations.

Stock Repurchase Program

As part of its ongoing strategy to drive shareholder value, the Borders Group Board of Directors has increased the level of authorization for company stock repurchases. Under the revised authorization, the company will have available up to $150.0 million plus proceeds and tax benefits from stock option exercises for the purchase of common stock. Purchases will be made primarily through open market transactions, subject to market conditions and trading.

FASB EITF 02-16

Net loss for the first quarter of 2003 includes the impact of a $0.3 million pre-tax charge taken to comply with the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force Consensus No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” To further conform, Borders Group has reclassified certain SG&A items to gross margin for the current year and similarly reclassified the prior year on the attached tables.

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Borders Group Q1 `03--3

Outlook

Management expects improvement in sales trends continuing through the end of the year driven in part by the June release of the fifth book in the Harry Potter series. For the second quarter, Borders Group projects consolidated earnings in the range of a penny per share loss to earnings per share of $0.03. For the full year, management expects earnings per share of $1.40 to $1.46, representing growth over the $1.36 earnings per share recorded for 2002. Comparable store sales for the full year are expected to be slightly negative at Borders superstores and decline in the low to mid single digits at Waldenbooks. For the full year, total sales in the International segment are expected to increase by approximately 20%.

Borders Group will release second quarter 2003 results Aug. 21 after market close with a conference call to follow Aug. 22 at 8 a.m. Eastern.

About Borders Group

Borders Group (NYSE: BGP) is a leading global retailer of books, music and movies. Headquartered in Ann Arbor, Mich., the company employs 32,000 people worldwide and operates 412 Borders domestic superstores; 33 international Borders stores located primarily in the U.K. and the Pacific Rim; 36 Books etc. stores throughout Great Britain; and approximately 774 Waldenbooks stores in malls across America. Teamed with Amazon.com, the company also offers online shopping through Borders.com (www.borders.com) and Waldenbooks.com (www.waldenbooks.com). More detailed information on the company is available at www.bordersgroupinc.com. Information on Borders stores, title selection, events and locations is available through www.bordersstores.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expects,” “continuing,” “planning,” “guidance,” “will,” “may,” “potential,” “likely,” “intends,” “anticipates,” “estimates” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including sales and earnings guidance).

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Borders Group Q1 `03--4

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; the timing and amount of insurance recoveries relating to the former Borders store at the World Trade Center; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company’s strategic initiatives, including international expansion; the stability and capacity of the company’s information systems; and changes in foreign currency exchange rates. Exhibit 99.1 to the company’s Form 10-K Annual Report for the fiscal year ended Jan. 26, 2003 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary

	Quarter Ended
	April 27,	April 28,
	2003	2002

Borders	$521.5	$518.5
Waldenbooks	150.3	170.0
International	79.6	63.2

Total sales	751.4	751.7
Other revenue	6.8	6.5

Total revenue	758.2	758.2
Cost of goods sold, including occupancy costs	569.6	559.4

Gross margin	188.6	198.8
Selling, general and administrative expenses	192.6	189.3
Pre-opening expense	1.5	0.8

Operating income (loss)	(5.5)	8.7
Interest expense	2.2	2.4

Income (loss) before taxes	(7.7)	6.3
Income taxes	(2.9)	2.4

Net income (loss)	$(4.8)	$3.9

Earnings (loss) per share	$(0.06)	$0.05

Weighted avg. common shares (in millions)	78.4	84.1

Comparable Store Sales
Borders	(5.0%)	(0.4%)
Waldenbooks	(8.8%)	(0.2%)

Certain reclassifications, including those resulting from EITF 02-16, have been made to the prior period to conform to current presentation.

Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended
	April 27,	April 28,
	2003	2002

Borders	69.4%	69.0%
Waldenbooks	20.0	22.6
International	10.6	8.4

Total sales	100.0	100.0
Other revenue	0.9	0.9

Total revenue	100.9	100.9
Cost of goods sold, including occupancy costs	75.8	74.4

Gross margin	25.1	26.5
Selling, general and administrative expenses	25.6	25.2
Pre-opening expense	0.2	0.1

Operating income (loss)	(0.7)	1.2
Interest expense	0.3	0.4

Income (loss) before taxes	(1.0)	0.8
Income taxes	(0.4)	0.3

Net income (loss)	(0.6)%	0.5%

Certain reclassifications, including those resulting from EITF 02-16, have been made to the prior period to conform to current presentation.

Borders Group, Inc. Financial Statements
(dollars in millions)

Condensed Consolidated Balance Sheets

	April 27,	April 28,	January 26,
	2003	2002	2003
ASSETS
Cash and cash equivalents	$136.4	$60.1	$269.1
Inventory	1,189.5	1,194.0	1,183.3
Other current assets	99.0	55.9	88.9
Property and equipment, net	543.7	526.7	553.8
Other assets and deferred charges	92.3	116.4	76.6
Goodwill	95.1	90.4	96.5
Total assets	$2,156.0	$2,043.5	$2,268.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$116.7	$86.9	$112.7
Accounts payable	574.3	611.7	565.4
Other current liabilities	300.3	251.9	409.5
Long-term debt	50.0	-	50.0
Long-term capital lease and financing obligations	19.0	51.0	19.0
Other long-term liabilities	82.4	74.4	81.0
Total liabilities	1,142.7	1,075.9	1,237.6
Total stockholders' equity	1,013.3	967.6	1,030.6
Total liabilities & stockholders' equity	$2,156.0	$2,043.5	$2,268.2

Store Activity Summary

	Quarter Ended		Year Ended
	April 27,	April 28,	January 26,
	2003	2002	2003
Borders Superstores
Beginning number of stores	404	363	363
Openings	8	6	41
Closings	-	-	-

Ending number of stores	412	369	404

Ending square footage (in millions)	10.6	9.7	10.4

Walden Stores
Beginning number of stores	778	827	827
Openings	2	-	4
Closings	(6)	(7)	(53)

Ending number of stores	774	820	778

Ending square footage (in millions)	3.0	3.2	3.1

Borders International Superstores
Beginning number of stores	30	22	22
Openings	3	-	8
Closings	-	-	-

Ending number of stores	33	22	30

Ending square footage (in millions)	0.9	0.6	0.8

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

	Quarter Ended
	April 27,	April 28,
	2003	2002	Change

Borders
Sales	$521.5	$518.5	1%
EBITDA (1)	24.3	34.6	-30%
Depreciation expense	17.3	16.4	5%
Operating income	7.0	18.2	-62%
Net income	4.8	11.2	-57%
Net income per share	$0.06	$0.13	-54%

Waldenbooks
Sales	$150.3	$170.0	-12%
EBITDA (1)	(4.4)	(1.7)	-159%
Depreciation expense	4.1	4.5	-9%
Operating loss	(8.5)	(6.2)	-37%
Net income	0.5	1.4	-64%
Net income per share	$0.01	$0.02	-50%

International
Sales	$79.6	$63.2	26%
EBITDA (1)	0.3	(0.4)	175%
Depreciation expense	2.8	2.3	22%
Operating loss	(2.5)	(2.7)	7%
Net loss	(4.2)	(4.7)	11%
Net loss per share	$(0.05)	$(0.05)	0%

Corporate (2)
EBITDA (1)	(1.5)	(0.6)	-150%
Operating loss	(1.5)	(0.6)	-150%
Net loss	(5.9)	(4.0)	-48%
Net loss per share	$(0.08)	$(0.05)	-60%

Consolidated
Sales	$751.4	$751.7	0%
EBITDA (1)	18.7	31.9	-41%
Depreciation expense	24.2	23.2	4%
Operating income (loss)	(5.5)	8.7	-163%
Net income (loss)	(4.8)	3.9	-223%
Net income (loss) per share	$(0.06)	$0.05	-220%

  EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor's understanding of our operating results. It should not be construed as an alternative to operating income (loss) from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

  The Corporate segment includes unallocated interest expense, various corporate governance costs and corporate incentive costs.